Exhibit 99.1

inContact Reports Fourth Quarter and Year End 2009 Financial Results

Positive Fourth Quarter Net Income Reflects Strong Leverage in the Model

SALT LAKE CITY – March 11, 2010 – inContact, Inc. (NASDAQ: SAAS), the market leader in cloud-based call center software and agent optimization tools, today reported financial results for fourth quarter and year ended December 31, 2009.

Revenue

Software segment revenue totaled $7.9 million in the quarter ended December 31, 2009, an increase of 31% from $6.0 million in the same period in 2008. For the full year ended December 31, 2009, software segment revenue totaled $29.1 million, an increase of 46% from $20.0 million for 2008. Software segment revenue includes all monthly recurring revenue related to the delivery of our software applications, plus the associated professional services and setup fees.

Consolidated revenue for the three months ended December 31, 2009 was $20.8 million, versus $20.7 million for the same period in 2008. This reflects an increase of $1.9 million in Software segment revenue which was partially offset by a decrease of $1.7 million in Telecom segment revenue due to expected attrition. Consolidated revenue for the full year of 2009 was $84.2 million versus $79.6 million for 2008.

Gross Profit and Gross Margin

Consolidated gross profit increased $2.0 million in the fourth quarter compared to the same period in 2008. Software segment gross profit increased $1.7 million in the quarter compared to the same period in 2008.

Consolidated gross margin percentage increased to 43% in the fourth quarter compared to 34% for the same period in 2008. Software segment gross margin percentage increased to 66% in the fourth quarter compared to 58% for the same period in 2008. This 8% improvement in Software segment gross margin percentage is attributable to continued growth in sales of our inContact software and a decrease in amortization due to certain technologies being fully amortized in 2008.

Net Income

Net income for the quarter ended December 31, 2009 was $332,000, or $0.01 per share, as compared to a net loss of $2.4 million or ($0.08) per share for the same period in 2008. During the quarter, we recorded $1.3 million of depreciation and amortization and $402,000 of stock-based compensation. For the full year ended December 31, 2009, the company reported a net loss of $2.9 million versus a net loss of $10.3 million for 2008.

EBITDAS

Earnings before interest, taxes, depreciation and amortization, and stock-based compensation (EBITDAS) for the fourth quarter was a positive $2.2 million versus $66,000 during the same period in 2008. Our ability to effectively leverage operating costs enabled us to realize a $2.1 million improvement in EBITDAS primarily due to the increased gross profit of $2.0 million. The leverage in costs of software revenue and operating expenses, which created the significant increase in EBITDAS, illustrates the power of our business model. EBITDAS for the full year ended December 31, 2009 was a positive $4.4 million versus a negative $2.0 million in 2008. EBITDAS is a non-GAAP measure management believes provides important insight into our operating results (see reconciliation of non-GAAP measures below).

“I am very pleased to report a strong finish to a great year for inContact both operationally and in terms of our financial performance,” said Paul Jarman, inContact CEO. “We grew software segment revenue 46% versus 2008 during a period when many other software companies struggled to achieve even single digit performance. We delivered four consecutive quarters of EBITDAS growth, culminating with our first quarter of positive net income since we shifted our focus to software, and signed 152 new contracts, 31% more than in the prior year.”

“During 2009 we gained a strong foothold in several new industries, such as direct response marketing, outsourcers, healthcare and retail, where we won key accounts that we can build on in 2010. We continued to add significant new partners to our leveraged sales model while leveraging and maturing existing relationships. By integrating and combining our solutions with those of other industry leading companies in the contact center space, we create a powerful ecosystem from both a marketing and lead generation perspective while offering customers the operational efficiencies and cost savings of having their call routing needs and systems interact and communicate with one another. As pleased as I am with our 2009 performance, I am equally excited about how many of the past year’s accomplishments position us for continued success and market penetration in 2010.”

Jarman continued, “The market acceptance of cloud computing is growing exponentially year over year with multi-tenant applications such as ours leading the way. With the successful launch of our next generation platform, we have further increased our competitive advantages. The architecture of this new platform will allow us to accelerate new feature developments that will continue to keep us at the forefront of the contact center software space. The fact that we have continued to enhance and improve our offering, and have clearly grown into a leadership position within the cloud-based sector, bodes very well for inContact to capitalize on this wave of acceptance and interest. In 2010, inContact will strive to become recognized as not just the best cloud-based offering in the market place, but to become recognized as one of the premier offerings available industry wide to meet the ever increasing needs and challenges of the contact center industry.”

“In summary, as we enter 2010, we feel that we are at a point with our reference customers, partners, next generation platform and favorable market trends to grow our awareness and take advantage of this window of opportunity. We will continue to leverage our industry leading products and people and are confident that we will see the cumulative benefits of the momentum we have demonstrated across our entire organization continue throughout 2010 and beyond.”

CONFERENCE CALL INFORMATION

We will host a conference call to discuss our fourth quarter and year end 2009 financial results later today at 4:30 p.m. Eastern time (1:30 p.m. Pacific).

Dial-In Number: 1-800-895-0198

International: +1-785-424-1053

Conference ID#: 7INCONTACT

An audio file of the call will be available after March 15, 2010 on the inContact Investor Relations website at http://investor.incontact.com, in the Webcasts and Presentations section. A replay of the call will be available via telephone after 7:30 p.m. Eastern time today and until March 18, 2010:

Toll-free replay number: 1-800-283-8520

International replay number: +1-402-220-0870

(No replay pass code required.)

RECLASSIFICATIONS

Beginning in the second quarter of 2009, we have reclassified certain items in our Consolidated Statements of Operations to conform to Software-as-a-Service industry financial reporting practices. This new presentation increases the transparency and comparability of our results of operations to other Software-as-a-Service companies. The impact of the reclassifications, in comparison to the way we reported previously, is as follows: costs of revenue are higher (thereby reducing gross margin), general and administrative expenses are lower and depreciation and amortization expense is no longer presented as its own line item. This new reporting format has no impact on consolidated revenue, income (loss) from operations, or EBITDAS. Amounts for previous periods have been reclassified to conform to the current presentation. These changes are also reflected in our segment reporting. Also, beginning in the second quarter of 2009, we adjusted the manner in which we allocate indirect expenses. Indirect expenses are now allocated to the Software and Telecom segments as a percentage of each segment’s direct expenses. Applying this allocation method results in a smaller allocation of indirect expenses to the Telecom segment, and a larger allocation of indirect expenses to the Software segment. This new reporting format has no impact on segment revenues.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

All statements included in this press release, other than statements or characterizations of historical fact, are forward-looking statements. These forward-looking statements are based on inContact’s current expectations, estimates and projections about inContact’s industry, management’s beliefs, and certain assumptions made by management, all of which are subject to change. Forward-looking statements can often be identified by words such as “anticipates,” “expects,” “intends,” “plans,” “predicts,” “believes,” “seeks,” “estimates,” “may,” “will,” “should,” “would,” “could,” “potential,” “continue,” “ongoing,” similar expressions, and variations or negatives of these words and include, but are not limited to, statements regarding projected results of operations and management’s future strategic plans. These forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause our actual results to differ materially and adversely from those expressed in any forward-looking statement.

The risks and uncertainties referred to above include, but are not limited to, risks associated with inContact’s business model; our ability to develop or acquire, and gain market acceptance for new products, including our new sales and marketing and voice automation products, in a cost-effective and timely manner; the gain or loss of key customers; competitive pressures; its ability to expand operations; fluctuations in its earnings as a result of the impact of stock-based compensation expense; interruptions or delays in our hosting operations; breaches of our security measures; its ability to protect our intellectual property from infringement, and to avoid infringing on the intellectual property rights of third parties; and its ability to expand, retain and motivate our employees and manage its growth. Further information on potential factors that could affect our financial results is included in inContact’s Annual Report on Form 10-K, quarterly reports of Form 10-Q, and in other filings with the Securities and Exchange Commission. The forward-looking statements in this release speak only as of the date they are made. inContact undertakes no obligation to revise or update publicly any forward-looking statement for any reason.

INCONTACT, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	December 31, 2009	December 31, 2008
ASSETS
Current assets:
Cash and cash equivalents	$10,852	$4,096
Restricted cash	80	—
Auction rate preferred securities	125	50
Accounts and other receivables, net of allowance for uncollectible accounts of $1,371 and $1,871 respectively	9,165	8,176
Other current assets	1,584	1,065

Total current assets	21,806	13,387

Restricted cash	166	—
Property and equipment, net	10,378	8,369
Intangible assets, net	2,501	3,484
Goodwill	3,577	2,858
Auction rate preferred securities	—	175
Other assets	501	474

Total assets	$38,929	$28,747

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt and capital lease obligations	$1,844	$1,246
Trade accounts payable	6,120	7,039
Accrued liabilities	2,773	2,291
Accrued commissions	1,136	1,158
Deferred revenue	1,085	939

Total current liabilities	12,958	12,673
Long-term debt and capital lease obligations	8,476	5,756
Deferred rent	369	432
Deferred revenue	134	395
Warrant liability	496	—

Total liabilities	22,433	19,256
Total stockholders’ equity	16,496	9,491

Total liabilities and stockholders’ equity	$38,929	$28,747

INCONTACT, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands except per share data)

	Quarter ended December 31,		Year ended December 31,
	2009	2008	2009	2008
	(Unaudited)	(Unaudited)		(as adjusted)
Revenue:
Software	$7,914	$6,032	$29,103	$19,972
Telecom	12,892	14,624	55,080	59,653

Total revenue	20,806	20,656	84,183	79,625

Costs of revenue:
Software	2,695	2,537	9,681	9,187
Telecom	9,130	11,104	40,334	43,477

Total costs of revenue	11,825	13,641	50,015	52,664

Gross profit	8,981	7,015	34,168	26,961

Operating expenses:
Selling and marketing	4,247	4,258	17,355	17,618
Research and development	1,365	879	4,845	4,324
General and administrative	2,878	4,039	13,737	14,808

Total operating expenses	8,490	9,176	35,937	36,750

Income (loss) from operations	491	(2,161)	(1,769)	(9,789)
Other income (expense):
Interest income	2	4	4	45
Interest expense	(139)	(201)	(666)	(524)
Change in fair value of warrants	47	—	(383)	—
Other income (expense):	(46)	—	(46)	—

Total other expense	(136)	(197)	(1,091)	(479)

Income (loss) before income taxes	355	(2,358)	(2,860)	(10,268)

Income tax expense	(23)	(27)	(62)	(36)

Net income (loss)	$332	$(2,385)	$(2,922)	$(10,304)

Net income (loss) per common share:
Basic	$0.01	$(0.08)	$(0.09)	$(0.33)
Diluted	$0.01	$(0.08)	$(0.09)	$(0.33)

Weighted average common shares outstanding:
Basic	31,783	31,065	31,335	31,049
Diluted	32,639	31,065	31,335	31,049

SEGMENT REPORTING

We operate under two business segments: Software and Telecom. The Software segment includes all monthly recurring revenue related to the delivery of our software applications plus the associated professional services and setup fees related to the software services product features. The Telecom segment includes all voice and data long distance services provided to customers.

For segment reporting, we classify operating expenses as either “direct” or “indirect”. Direct expense refers to costs attributable solely to either selling and marketing efforts or research and development efforts. Indirect expense refers to costs that management considers to be overhead in running the business. Management evaluates expenditures for both selling and marketing and research and development efforts at the segment level without the allocation of overhead expenses, such as rent, utilities and depreciation on property and equipment.

Operating segment revenues and profitability for the quarters and years ended December 31, 2009 and 2008 were as follows (in thousands):

	Quarter Ended December 31, 2009			Year Ended December 31, 2009
	Software	Telecom	Consolidated	Software	Telecom	Consolidated
	(Unaudited)	(Unaudited)	(Unaudited)
Revenue	$7,914	$12,892	$20,806	$29,103	$55,080	$84,183
Costs of revenue	2,695	9,130	11,825	9,681	40,334	50,015

Gross profit	5,219	3,762	8,981	19,422	14,746	34,168
Gross margin	66%	29%	43%	67%	27%	41%

Operating expenses:
Direct selling and marketing	2,976	1,029	4,005	11,322	5,123	16,445
Direct research and development	1,161	—	1,161	4,188	—	4,188
Indirect	2,408	916	3,324	10,178	5,126	15,304

Income (loss) from operations	$(1,326)	$1,817	$491	$(6,266)	$4,497	$(1,769)

	Quarter Ended December 31, 2008			Year Ended December 31, 2008
	Software	Telecom	Consolidated	Software	Telecom	Consolidated
	(Unaudited)	(Unaudited)	(Unaudited)
Revenue	$6,032	$14,624	$20,656	$19,972	$59,653	$79,625
Costs of revenue	2,537	11,104	13,641	9,187	43,477	52,664

Gross profit	3,495	3,520	7,015	10,785	16,176	26,961
Gross margin	58%	24%	34%	54%	27%	34%

Operating expenses:
Direct selling and marketing	2,635	1,383	4,018	10,560	5,978	16,538
Direct research and development	756	—	756	3,838	—	3,838
Indirect	2,726	1,676	4,402	10,100	6,274	16,374

Income (loss) from operations	$(2,622)	$461	$(2,161)	$(13,713)	$3,924	$(9,789)

RECONCILIATION of NON-GAAP MEASURES:

“EBITDAS,” which is calculated as Earnings Before deductions for Interest, Taxes, Depreciation and Amortization, and Stock-Based Compensation, is not a measure of financial performance under generally accepted accounting principles (GAAP). EBITDAS is provided for the use of the reader in understanding our operating results and is not prepared in accordance with, nor does it serve as an alternative to GAAP measures and may be materially different from similar measures used by other companies. While not a substitute for information prepared in accordance with GAAP, management believes that this information is helpful for investors to more easily understand our operating financial performance. Management also believes this measure may better enable an investor to form views of our potential financial performance in the future. This measure has limitations as an analytical tool, and investors should not consider EBITDAS in isolation or as a substitute for analysis of our results prepared in accordance with GAAP.

Reconciliation of EBITDAS to Net income (loss) applicable to common stockholders as it is presented on the Consolidated

Statements of Operations for inContact, Inc.

(in thousands - unaudited)

	Quarter ended December 31,
	2009	2008
Net income (loss)	$332	$(2,385)

Depreciation and amortization	1,315	1,544
Stock-based compensation	402	683
Interest income and expense, net	137	197
Income tax expense	23	27

EBITDAS	$2,209	$66

	Year ended December 31,
	2009	2008
Net loss	$(2,922)	$(10,304)

Depreciation and amortization	4,935	6,045
Stock-based compensation	1,621	1,712
Interest income and expense, net	662	479
Income tax expense	62	36

EBITDAS	$4,358	$(2,032)

About inContact

inContact, Inc.® (NASDAQ: SAAS) provides the market’s leading on-demand customer call center software platform, inContact, to more than 650 call centers across the globe. With its roots in telecommunications and network infrastructure, inContact is unique in its offering because it combines a powerful connectivity backbone with a world-class call center software platform. Companies with call centers of all sizes have turned to inContact to address their call handling needs as well as to manage and improve their agent workforces. The inContact platform has grown from a powerful Automated Call Distributor (ACD) with skills-based routing, Computer Telephony Integration (CTI), and Interactive Voice Response (IVR) with speech recognition, to include an innovative online hiring solution, an eLearning and communications application, call center workforce management functionality, and a customer feedback and survey solution. Because the inContact software platform is delivered via a Software-as-a-Service (SaaS) model, customers can realize significant cost savings and flexibility compared to premises-based alternatives. To learn more about inContact, visit www.inContact.com.

Contacts:

Investor Contact:	General Contact:
Neal Feagans	Heather Hurst
Feagans Consulting 303-449-1184	Communications Director
866-698-8911
heather.hurst@inContact.com

inContact® is the registered trademark of inContact, Inc.